Exhibit 10.2

Wei Qi Yun Public Notary Office of Taichung District Court, Taiwan

Address: No. 112, 1 Ziyou Rd., West District, Taichung City

Tel:   04-222127361 (Opposite Taichung District Court)

ORIGINAL NOTARIAL CERTIFICATE	Year 109 Middle Court No. 0845

1.	Requestor (full name, whether a legal person or other entity, alternate names and legal representative’s full name, gender, date of birth, identity certificate and number, home address or office address)

Lessor: Farglory Life Insurance Inc. / 84703052	28th Floor, 1 Songgao Road, Xinyi District, Taipei City
Legal representative: Meng Jia Ren / Male / 49.08.02 / Q120346645	2nd Floor, No. 19, 2 Shidong Road, Shilin District, Taipei City
Tenant: YMA Corporation / 54902977	7/F-1, No. 633, Sec.2, Taiwan Blvd., Taichung City, Xitun District
Legal representative: Chiang Jing Bin / Male / 56.06.08 / D120602620	Unit 6, Lane 9 No. 1, Weiguo Street 114, East District, Tainan City

2.	Agent (full name, gender, date of birth, place of birth, identity certificate and number, home address or office address)

Lessor agent: Sun Hui Zhen / Female / 54.12.29 / E221202467	No. 633, Sec. 2, Taiwan Blvd., Xitun District, Taichung City
Lessee agent: Chen Shu Jhen / Female / 72.12.06 / P222884916	Unit 3, 8th Floor, No. 220 Wuquan Road, North District, Taichung City

3.	Third parties, interpreters or witnesses permitted before law or agreed by the parties (full name, gender, date of birth, place of birth, identity certificate and number, home address or office address)

[ Blank ]

4.	Subject of Public or Private Notary: House Lease Contract

To release the landlord’s house for lease, and sign a house lease contract with the lessee, with intention to bind. Both parties have agreed to the terms and are willing to implement them. To obtain legal protection for a period of time to avoid litigation by requesting for notarization.

5.	Notary Public Witness Incidents:

(1)	Statement by the Requestor on the notarized content: the Requestor (including the Agent) indicates that both parties have promised to enter into a lease contract, requesting notarization, and an agreement to enforce the contract.
(2)	The situation as seen by the notary and the methods and results of other actual incidents: the identity certificate and related documents submitted by the Requestor are verified to be consistent with the content agreed in the contract, and the Requestor applies all meanings of such contents into the attached contract. There is no obvious violation of the law.

(3)	The situation of the notary’s right to make an announcement and what the petitioner did: the notary asks the parties about the true meaning of the contract and informs the legal effect of the contract. The requester expressed understanding.

6.	The purpose of the notarization and its basis in Law:

The notary public will make a notarized certificate and, if attached, the lease contract of the house based on the matters stated by the parties, and sign or seal it upon recognition. Notarization shall be made in accordance with the relevant provisions of Article 2 Section 1 and Article 13 Section 1 paragraph 1 and 10 of the Notarization Law, and other relevant regulations.

7.	Binding obligations to involve enforcement in event of relocation:

If the lessee does not return the leased subject at the end of the lease term, or in event of non-payment of rent in accordance with the contract, or failure to perform liquidated damages in breach of contract, the lessee shall be subject to enforcement. If the lessor fails to return the security deposit after the lessee has repaid the house in accordance with the second paragraph of Article 7 of this agreement, the lessor shall be subject to enforcement.

8.	This notarized certificate was made at the office of Wei Qi Yun, a private notary affiliated to the Taichung District Court in Taiwan Bay on Republic of China Republic Era 7th August, 109.

The above certificate has been acknowledged, signed and sealed by the following persons present:

Requestor	(signature and stamp)

Lessor agent:	Sun Hui Zhen

Lessee agent:	Chen Shu Jhen

Public Notary Officer of Taichung District Court, Taiwan: Wei Qi Yun

The public notary was signed on the 7th of August, 109 in Public Notary Office of Taichung District Court, Taiwan in witness of Wei Qi Yuan, of which the original was received by: Sun Hui Zhen, Chen Shu Jhen

Public Notary Officer of Taichung District Court, Taiwan: Wei Qi Yun

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Farglory Financial Center Taichung Lease Contract

Lessee: YMA Corporation Ltd.

Parties entering into the Lease Contract

Lessor: Farglory Life Insurance Inc.

In the matter of the lease of the “Farglory Financial Center Taichung” building (hereinafter referred to as the “Building”), both parties agree to enter into this lease agreement (hereinafter referred to as the “Lease Agreement”). Before signing this lease, the lessee has perused the document for more than five days, and understands that the terms of this Lease Agreement are fair and reasonable, and agrees to enter into this Lease Agreement and comply with the terms:

Article 1	The Leased Properties

Base location of the Leased Properties: No. 77-64, Hecuo Section, Xitun District, Taichung City. The useable zone is within the third block of the commercial area, and the house shall be used for the G2 office (hall), as shown in the following table. The house area includes public facilities, subject to the area registered under the ownership certificate (the floorplan of the house is shown in Annex 1, hereinafter referred to as the “Leased Properties”).

Floor Number	Building Number	Address	Area/ Square Feet	Remark
A01F07	4904	7/F-1, No. 633, Sec.2 Taiwan Blvd., Xitun District, Taichung City	105.36
A02F07	4905	7/F-2, No. 633, Sec.2 Taiwan Blvd., Xitun District, Taichung City	105.09

Article 2	Lease Period

The lease period of this lease is from Republic Era August 17, 109 to August 16, 111; for a total of 2 years.

Article 3	Rent (New Taiwan Dollars)

Lease Term	Lease Fee (excluding tax)	Business Tax	Total Rent	Remark
109.08.17-110.08.16	201,631	10,082	211,713	1st Year
110.08.17- 111.08.16	201,631	10,082	211,713	2nd Year

1.	The rent includes 5% business tax. If the business tax is adjusted during the rental period, the lessee shall bear the difference.

2.	Management fees, water, electricity and other expenses are borne by the lessee and are not included in the rent.

Article 4	Rent Payment Method

1.	The rent shall be paid in monthly installments, and the Lessee shall deposit the monthly rent before the 16th of each month into the lessor’s designated account (Payee Details: [Cathay United Bank — Songshan Branch] Bank Code: [013] Account Number: [585900-54902977] Account Name: [Farglory Life Insurance Co., Ltd.]).

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2.	If the lessee fails to pay the rent on time or if any of the issued rent bills are not present, the additional penalty shall be calculated at one thousandth of the monthly rent for every additional day.

3.	In event when the lessee fails to pay the rent for two months, the lessor may terminate the lease.

Article 5	Security Deposit

1.	In order to ensure compliance and performance of the terms and conditions of this lease, the lessee shall, upon signing the lease, pay a total lease deposit of NT$635,139 to the lessor. The lessee shall not claim to use the lease deposit to offset the rent.

2.	If the lessee has arrears of expenses or other breaches of contract, or paid or consulted the fee after the lessor has issued reminders, the lessee may repay the amount using the lease deposit. The lessee shall make up the amount deducted by the lessor within a time period specified by the lessor, and the lessor shall seek compensation from the lessee separately.

3.	After the lease period expires, and the lessee has fulfilled the obligations of this lease, and has not owed any rent or other expenses, and has returned the Leased Property to the lessor in their original state, the lessor shall return the lease deposit specified in the preceding paragraph without interest.

Article 6	Renewal

1.	The lessee shall notify the lessor in writing three months before the expiration of the lease if the lease is to be renewed, and the lessor has up to a month to reply whether to renew the lease to the lessee. If the lessee wants to renew the lease, he should obtain the consent of the lessor and sign a new lease to adjust the rent before continuing to use. If the lessee does not want to renew the lease or the lessor does not want to continue the lease to the lessee, the lessee shall move out when the Lease Agreement is fulfilled during the lease period, and return the Leased Properties to the lessor, and shall not delay or require the lessor to make up for any expenses for the provisions of Article 451 of the Civil Law shall not apply. The lessee shall not claim that the lease relationship continues to exist on the grounds that the rent or lease deposit has been paid, and the lessor may immediately cut off the supply of water, power and air-conditioning, etc. of the Leased Properties.

2.	If the lessee has no intention to renew the lease, they shall agree to unconditionally cooperate during the lessee’s work hours, such as renting, renting and indoor viewing.

Article 7	Interior Renovation and Maintenance

1.	The lessee’s renovations shall comply with the relevant government building management laws, fire protection laws and public safety laws and regulations, and prior to renovation, the lessee apply for interior renovation permission from the competent authority. Before renovation, the lessee should first install adequate floorplan layouts, water and electricity, fire escape routes etc. in other design drawings and interior decoration certificates approved by the relevant competent authority, and deliver them to the lessor. The lessee can start renovations after the lessor’s consent.

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2.	The lessee shall complete the renovation within the interior renovation permit period (including any extensions), and request a complete inspection and issue an interior renovation qualification certificate. After obtaining the adequate certificate, a photocopy of the certificate and the as-built aforementioned drawings shall be delivered to the lessee for inspection and keeping.

3.	During the lease period, the lessee shall properly maintain the Leased Properties and its renovation, repair, maintenance and renewal costs of the Leased Properties shall be borne by the lessee, and shall be in accordance with the management regulations stipulated by the building management committee or the person in charge of management.

4.	When the lease expires without renewal or termination, the lessee shall be responsible for restoring the indoor and layout renovations to its original state (such as the attached photo), and the transportation leases the goods to the lessor without damaging the building and its original equipment. If the lessee group does not vacate at that time, all decoration equipment and articles left in the leased property will be regarded as waste and will be handled by the lessor, and the restoring and other expenses shall be borne by the lessee.

Article 8	Expenses

The management fee, water and electricity fees of the leased property shall be borne by the lessee from the lease start date (if the actual payment date is advanced or delayed from the lease start date, the actual payment date shall prevail). The calculation standards are as follows:

1.	The management fee is calculated at ¥115/square feet (tax included), and the management fee shall be prepaid every month, and the first business day of each month shall be the management fee payment day of the current month. The building management committee or the person in charge of management has the right to reasonably adjust the management fee based on the income and expenditure situation, but the lessee shall be notified in writing 3 months in advance.

2.	The electricity used in the Leased Properties shall be calculated based on the consumption records of each household’s electricity meter, and shall be borne by the lessee. If the lessee installs other water equipment indoors, the lessee shall bear the cost of the water distribution meter installation and water consumption.

3.	The power, lighting, air-conditioning etc. and other public parts of public facilities shall be borne by the lessee according to the calculations of the building management center. The water consumption of public facilities shall be treated the same.

4.	The land price tax and house tax shall be borne by the lessor.

5.	This lease agreement must be notarized, and the notarization fee shall be borne equally by both parties.

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Article 9	Use and Management

The lessee, in using the Leased Properties, shall comply with the following rules:

1.	The use and management of the Leased Properties shall be handled in accordance with the relevant management measures stipulated by the building management committee or the person in charge of management. If the lessee violates the regulations, the lessor or the person in charge of the building management may notify the lessee in writing to make regular improvements. If the lessee fails to make improvements within the time limit, the lessor may terminate the lease at any time.

2.	Signboard installation in thee Leased Properties etc. shall be handled by the lessee in accordance with the regulations for the management of signboard installation in this building.

3.	The lessee shall allow the lessor and its agent and the personnel of the building management center to enter the Leased Properties to inspect and inspect the maintenance status when necessary, but the lessee shall be notified in advance.

4.	When the tenants’ personnel or visitors and articles enter and exit the building, they shall be handled in accordance with the relevant management regulations of the building.

5.	Without the written consent of the lessor, the lessee shall not lease out, sublet, gift, sell, allow others to borrow, or entrust others to operate, or merge with other companies all or any part of the Leased Properties without the lessor’s written consent, or if doing results in violation of the relevant management regulations of the building. The occurrence of any one of the aforementioned situations results in a breach of this Lease Agreement, and the lessor may immediately terminate the lease, and should this result in additional damages to the lessor, he may also request compensation from the lessee.

6.	The lessee shall not store any prohibited, explosive, flammable or dangerous items in the Leased Properties, and shall not excessively use electrical appliances and cooking equipment or high-voltage equipment, neon tubes or LED advertising materials. Window glass shall not be installed and advertising materials shall not be posted. Without the consent of the management center, antennas, wire racks and various other equipment shall not be installed outdoors.

7.	Should the lessee directly or indirectly damage and cause malfunction of the devices, equipment, wiring, etc. in the Leased Properties, or should the behavior of the lessee or his servants cause damage to any other person or property within the Leased Property, the lessee shall be liable for compensation and for ensuring that the lessor is protected from all confrontational acts, accusations, extortion and incidental expenses caused by such damages.

8.	The lessee shall not do anything that would cause the fire insurance of the building or any insurance against third-party rights to be invalidated, or cause an increase in insurance premiums. The lessee shall compensate for the loss caused by the invalidation of the insurance contract of the lessor or other lessees, or all the expenses incurred by the renewal of the insurance contract or the overpayment of insurance premiums due to contravention of the aforementioned clauses.

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9.	The public areas of this building, such as engine room space, unloading area parking space, locomotive parking space etc., are managed by the building management committee or the person in charge of management, and the planned usage and revenue have been reserved, in which the lessee has no objection towards.

10.	Smoking is prohibited in the entire building and indoors (including the balcony of the air-conditioning machine room). Smokers should smoke in the designated area stipulated by the management center, and must not litter cigarette butts and other garbage.

Article 10	Maintenance and Emergency Incidents

1.	In order to deal with emergency incidents (fire, water leakage, typhoon damage, etc.), the lessor may enter the Leased Properties to deal with the disaster without notifying the lessee, but the lessee shall be notified afterwards as quickly as possible.

2.	In order to maintain the leased property or public equipment etc., the lessor shall notify the lessee in advance, and when accompanied by the lessee, the lessor may enter the Leased Properties for regular maintenance or inspection.

Article 11	Penalties for Breach of Contract

1.	If the lessee violates or fails to perform the obligations stipulated in this lease, the lessor may terminate this lease and the lease deposit paid by the lessee will be used to pay for punitive liquidated damages, and may simultaneously be confiscated by the lessor without injury to make up for the loss of the lessor’s free period for decoration and early termination of the lease.

2.	Upon expiration or termination of the lease term, the lessee shall move out and return the Leased Properties immediately, but should the lease be terminated by the lessor due to violation of the provisions of this lease, the lessee shall move out within the time limit specified by the lessor. If the lessee does not move out by the due date, the lessee agrees to be subjected to forced removal and shall bear all the costs of the lawsuit and enforcement. The lessee shall pay on a daily basis from the date when the transfer is overdue to the day when the transfer to the lessor is complete. The punitive liquidated damages amount to three times the daily agreed rent (based on calculations of the monthly rent on the 30th of each month) to the lessor.

3.	Except for the punitive contract payment in the above paragraph 2, if the lessee causes other damages to the lessor, the lessee should still compensate the lessor to the extent that he is not overly affected.

4.	If the lessee terminates the lease before the lease term expires, it shall notify the lessor in writing three months in advance, and use the lease deposit as the full compensation for any losses occurring to the lessor as a result of the termination.

Article 12	Supplementary Provisions

1.	Inquiries, negotiations or notices by both the lessee and the lessor in performance of this Lease Agreement shall be in writing and mailed to the correspondence address contained in this Lease Agreement by registered mail, and any changes to the correspondence address shall be in writing and the other party shall be notified immediately, otherwise if posts are returned due to rejection or failure to deliver, the first delivery date at the post office will be regarded as the delivery date.

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2.	The management committee or the person in charge of management have announced that the Farglory Financial Center Taichung Administration Provisions shall be a part of the Lease Agreement, and the lessee or its employees shall fully comply with it. Any violation or non-performance of these provisions shall also be regarded as a breach of contract.

3.	In the event of disputes and litigation regarding this Lease Agreement, both the lessee and the lessor agree that the first instance jurisdiction shall be the Taichung District Court in Taiwan.

4.	If this lease is dealt with through an intermediary of real estate brokerage, the real estate brokerage should register the real estate price in accordance with regulations.

5.	Personal Data Provisions:

1.	Regarding all documents and information delivered by the lessee to the lessor due to the signing of this Lease Agreement, except for the following purposes, the lessor shall comply with the Personal Data Protection Law Regulations in its handling and utilization of data.

2.	The lessee agrees that the lessor may provide the lessee’s personal data or a copy of this Lease Agreement to the following relevant units:

(1)	Real estate brokerage for registering real-value declarations.
(2)	Relevant criminal units that handle applications for tap water, electricity, or public security, fire protection, etc.
(3)	The management center (or management committee) or property management company that performs management affairs.
(4)	Others when required by the unit or relevant competent authority to perform the related matters of this Lease Agreement.

6.	The original Lease Agreement has 3 counterparts, with one copy held by the lessee, the lessor and the private notary.

Appendix:

1.	The floor plan of the house and the photos of the current indoor conditions.

2.	Farglory Financial Center Taichung Administration Provisions (delivered separately).

The original Lease Agreement has been prepared by the private notary.

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Contracting Parties:

Lessee:	YMA Corporation

Representative:	Chiang Jing Bin

Address:	7/F-1, No. 633, Sec.2 Taiwan Blvd., Xitun District, Taichung City

Mail Address:	7/F-1, No. 633, Sec.2 Taiwan Blvd., Xitun District, Taichung City

Company No.:	54902977

Telephone:	04-23229900

Lessor:	Farglory Life Insurance Inc., Ltd

Legal Agent:	Meng Jia Ren

Address:	28th Floor, 1 Songgao Road, Xinyi District, Taipei City

Mail Address:	28th Floor, 1 Songgao Road, Xinyi District, Taipei City

Company No.:	84703052

Telephone:	02-27583099

Republic of China Republic Era 7th August, 109

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Appendix: House Floorplan

Appendix: Photograph of the indoors

(Original house condition is as shown, prior to exiting the lease, the house should be turned back into what is shown in the pictures)

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